                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 --------------
                                    FORM 8-K

                                 Current Report
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): April 12, 2001
                                (March 30, 2001)

                               WORLD ACCESS, INC.
               (Exact Name of Registrant as Specified in Charter)

      DELAWARE                        0-29782                 58-2398004
     (State of                 (Commission File No.)       (I.R.S. Employer
   Incorporation)                                         Identification No.)

                       945 E. PACES FERRY ROAD, SUITE 2200
                             ATLANTA, GEORGIA 30326
          (Address of principal executive offices, including zip code)

                                 (404) 231-2025
              (Registrant's telephone number, including area code)

ITEM 5. OTHER EVENTS.

         World Access also announced today that it has filed a Stipulation and Consent Order (the "Order") with the United States Bankruptcy Court for the District of Delaware (the "Court") to stay the bankruptcy case against World Access commenced on April 4, 2001 by three holders of World Access' 13.25% Senior Notes due 2008 (the "Notes"). The Order provides for an extension of the time by which World Access must respond to the involuntary petition filed by the petitioning noteholders to commence the bankruptcy case. The response deadline would be extended until the later of (i) April 24, 2001 or (ii) the date World Access or an informal committee of noteholders (the "Noteholder Committee") terminates the stay upon five days' written notice. Under the Order, during the term of the stay, World Access and the Noteholder Committee have committed to work together to agree upon an operating budget for World Access on a weekly basis through June 30, 2001. The Order also provides that, during the term of the stay, World Access will not take certain actions outside of the ordinary course of business without the consent of the Noteholder Committee. World Access expects the Order to be approved by the Court this week. The filing of the involuntary petition automatically stayed certain collection and other actions against World Access and its property in accordance with 11 U.S.C. section 362. Nothing in the Order modifies the automatic stay, which continues in effect.

         World Access also announced today that the Company has failed to reach a satisfactory conclusion with Deutsche Telekom AG ("DT") regarding the obligation owed to DT by World Access' subsidiary, TelDaFax AG, despite World Access' announced commitment to fund that obligation. DT disconnected TelDaFax's circuits on April 5, 2001, effectively cutting off service to most of TelDaFax's German customers. World Access' management believes that irreparable harm has been caused to the commercial prospects of TelDaFax. TelDaFax, which filed for insolvency on April 2, 2001 in Germany in an attempt to avoid cancellation of services with DT, is expected to be liquidated by the insolvency administrator appointed by a German court.

         On April 5, 2001, World Access announced that, as anticipated, it received a notice of default from the holders of the Notes as a result of its failure to re-initiate a tender offer for approximately $161.4 million of outstanding Notes. As previously announced, the Company has engaged UBS Warburg to assist in restructuring of the Notes and other obligations, following the Company's conclusion that it has insufficient financial resources to both fund the tender obligation and meet operating cash requirements.

         On March 30, 2001, John P. Imlay, Jr., Massimo Prelz Oltramonti and Carl E. Sanders resigned as members of the World Access Board of Directors. Mr. Oltramonti was a member of the Company's Audit Committee, and Messrs. Imlay and Sanders were members of the Company's Compensation Committee. The Board intends to appoint a replacement for Mr. Oltramonti as a member of the Audit Committee and replacements for Messrs. Imlay and Sanders as members of the Compensation Committee from among the following remaining World Access directors: Kirby J. Campbell, Bryan Cipoletti, Stephen J. Clearman, John P. Rigas and Lawrence C. Tucker. Walter J. Burmeister and John D. Phillips also remain World Access directors.

         This Report may contain financial projections or other forward-looking statements made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties which may cause actual results to differ materially. These risks include: inability to obtain adequate financing or financing on terms acceptable or favorable to the Company; inability to restructure existing debt obligations; potential inability to identify, complete and integrate acquisitions; difficulties in expanding into new business activities; delays in new service offerings; the potential termination of certain service agreements or the inability to enter into additional service agreements; and other risks described in the Company's SEC filings, including the Company's Annual Report on Form 10-K for the year ended December 31, 1999, as amended, the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000, as amended, the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, and the Company's Registration Statements on Forms S-3 (No. 333-79097) and S-4 (No. 333-37750 and 333-44864), and the Company's Report on Form 8-K dated February 21, 2001, all of which risks are incorporated by reference into this Report.


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ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

(c)      Exhibits

EXHIBIT
NUMBER                     DESCRIPTION
------                     -----------

 99.1          Press Release, issued April 5, 2001
 99.2          Stipulation and Consent Order

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on behalf of the undersigned hereunto duly authorized.

                                             WORLD ACCESS, INC.


Date:  April 11, 2001                        By: /s/ BRYAN D. YOKLEY
                                                 -------------------------------
                                                 Bryan D. Yokley
                                                 Executive Vice President and
                                                 Chief Financial Officer

                                  EXHIBIT INDEX

EXHIBIT
NUMBER                     DESCRIPTION
------                     -----------

 99.1          Press Release, issued April 5, 2001
 99.2          Stipulation and Consent Order